Exhibit 99.1

Lowe's Anticipates Reporting Record Earnings for Fiscal 2000

-- Fiscal 2000 Sales Increased 18% to $18.8 Billion --
-- Expects Fourth Quarter 2000 Diluted Earnings Per Share of $0.37 --
-- Operating  Results for Fiscal 2000 and Fourth  Quarter 2000 will be Publicly
   Released on February 26, 2001 -

WILKESBORO, N.C., Feb. 9 /PRNewswire/ -- Lowe's Companies, Inc. (NYSE: LOW), the world's second largest home improvement retailer, said today it expects fiscal 2000 sales of $18.8 billion to generate record earnings of approximately $2.11 per share for fiscal 2000. Fourth quarter earnings per share are expected to be $0.37. Details of the fourth quarter and fiscal year 2000 will be publicly released on February 26, 2001. In addition, Lowe's Business Outlook will be updated at that time.

"Our prior comparable store sales guidance called for a decrease of 2 to 4 percent for the fourth quarter of fiscal 2000. We anticipate reporting comparable sales close to the middle of that range," commented Robert A. Niblock, Lowe's chief financial officer. "Earnings per share were negatively affected by approximately $0.04 due to unexpected promotional pricing within our industry in the days immediately preceding Christmas. As a result, fourth quarter earnings per share are expected to be $0.37."

"Despite a widespread economic softening that affected numerous businesses and consumers in the latter half of 2000, we are optimistic about our business prospects in 2001," said Robert L. Tillman, Lowe's chairman and CEO. "We will discuss our Business Outlook in more detail when our fiscal year operating results are released."

This news release includes  "forward-looking  statements"  within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, the direction of general economic trends, as Lowe's expands into major metropolitan markets, the availability of real estate for expansion and its successful development may lengthen the timelines for store openings, the availability of sufficient labor to facilitate growth, fluctuations in prices and availability of product, unanticipated increases in competition and weather conditions that affect sales.

Lowe's Companies, Inc. is the world's second largest home improvement retailer. Headquartered in Wilkesboro, N.C., Lowe's is the 15th largest retailer in the U.S. as well as the 34th largest retailer worldwide. With approximately 100,000 employees, Lowe's is Improving Home Improvement for nearly five million do-it-yourself retail and commercial business customers each week. For more information, or product, visit or shop us at lowes.com.

SOURCE: Lowe's Companies, Inc.